FIRST AMENDMENT TO THE

TRUST FOR PROFESSIONAL MANAGERS

AMENDED AND RESTATED OPERATING EXPENSE LIMITATION AGREEMENT

with

AURORA INVESTMENT MANAGEMENT L.L.C.

THIS FIRST AMENDMENT dated as of June 24, 2015, to the Amended and Restated Operating Expense Limitation Agreement, dated as of June 19, 2014 (the “Agreement”), is entered into by and between TRUST FOR PROFESSIONAL MANAGERS (the “Trust”), on behalf of the series of the Trust as indicated on Amended and Restated Schedule A to the Agreement, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and AURORA INVESTMENT MANAGEMENT L.L.C. (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend the Agreement to continue the reduced Annual Limit (as defined in the Agreement) for the Fund; and

WHEREAS, the Agreement allows for the amendment of Schedule A to the Agreement by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto, for the sole purpose of continuing the reduced Annual Limit for the Fund for the period starting June 28, 2015 and ending June 28, 2016.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	AURORA INVESTMENT MANAGEMENT L.L.C.
on behalf of its series listed on Schedule A

By: /s/ John P. Buckel	By: /s/ Scott M. Montpas
Name: John P. Buckel	Name: Scott M. Montpas
Title: President	Title: Chief Compliance Officer

AMENDED SCHEDULE A

to the

TRUST FOR PROFESSIONAL MANAGERS

AMENDED AND RESTATED OPERATING EXPENSE LIMITATION AGREEMENT

with

AURORA INVESTMENT MANAGEMENT L.L.C.

Series and Class of Trust for Professional Managers	Operating Expense Limitation as a Percentage of Average Daily Net Assets
Aurora Horizons Fund – Class A Shares	2.58%
Aurora Horizons Fund – Class C Shares	3.33%
Aurora Horizons Fund – Class Y Shares	2.33%

Amended and restated: June 19, 2014
As amended: June 24, 2015